Exhibit 10.1
EXECUTION VERSION
[Home Diagnostics, Inc. Letterhead]
February 2, 2010
Joseph H. Capper
5139 Jasmine Way
Palm Harbor, Florida 34685

Re:	Amendments to Employment Agreement.
Dear Mr. Capper:
     We are parties to an Employment Agreement dated as of February 23, 2009 (the “Employment Agreement”) relating to your employment as the President and Chief Executive Officer of Home Diagnostics, Inc. (the “Company”). All capitalized terms used without definition in this letter agreement will have the respective meanings provided in the Employment Agreement.
     As of the date of this letter agreement, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) between the Company, Nipro Corporation (“Nipro”) and Nippon Product Acquisition Corporation (the “Acquisition Corporation”). In connection with the transactions contemplated by the Merger Agreement, we have agreed upon the amendments to the Employment Agreement provided in this letter agreement, as follows:
     1. The amendments to the Employment Agreement provided in this letter agreement will become effective immediately prior to the acceptance for payment by the Acquisition Corporation of shares of the Company’s common stock pursuant to the tender offer contemplated by the Merger Agreement. The date as of which such amendments become effective is referred to in this letter agreement as the “Effective Date.” If the Merger Agreement is terminated in accordance with its terms for any reason prior to such acceptance, this letter agreement will be deemed to terminate simultaneously.
     2. The Term of your employment pursuant to the Employment Agreement will terminate on the first anniversary of the Effective Date, unless earlier terminated as provided in the Employment Agreement.
     3. During the Term of your employment, you will be entitled to receive payment of your Base Salary from the Company at an annual rate of $500,000, payable in bi-weekly installments or in such other installments as may be agreed upon.
     4. You will be entitled to receive a payment from the Company of $250,000 in cash within five business days after the Effective Date.
     5. Provided that you continue to serve as an active full-time employee of the Company until the first anniversary of the Effective Date, you will be entitled to receive a payment from the Company of $250,000 in cash within five business days after such first anniversary date. You will also be entitled to receive the foregoing payment if either (a) the Company terminates your employment without Cause prior to the first anniversary of the Effective Date or (b) you terminate your employment for Good Reason prior to the first anniversary of the Effective Date.
     6. You will be designated as President of the Company (rather than President and CEO), will not serve as a director of the Company and will report to a group of senior officers of Nipro and its affiliates, rather than to the Company’s board of directors. You agree that those changes in your duties, responsibilities and status shall not constitute “Good Reason” for the purposes of Section 4(d)(i) of the Employment Agreement.
     7. You will not be entitled to any bonus compensation under the Employment Agreement, whether relating to periods prior to or after the Effective Date, other than the payments provided in paragraphs 4 and 5 of this letter agreement. Specifically, you will not be entitled to any bonus payments pursuant to Section 3(b), 3(e), 3(k), 5(b)(ii), 5(d)(iii) or 5(e)(iii) of the Employment Agreement.
     8. You will not be entitled to any additional equity compensation awards by the Company or Nipro or any of its affiliates. Specifically, you will not be entitled to any additional stock option or stock appreciation right awards pursuant to Section 3(i) or 3(j) of the Employment Agreement.
     9. You will not be entitled to any severance or other compensation or continuation employment benefits in connection with the termination of your employment with the Company for any reason, other than your right to receive (i) payment of your Base Salary through the date of the termination of your employment, (ii) payment for any accrued but unused vacation time in accordance with the Company’s regular vacation policies and (ii) the payment provided in paragraph 5 of this letter agreement under the circumstances set forth therein. Specifically, you will not be entitled to any payments pursuant to Section 5(d)(ii) or 5(e)(ii) of the Employment Agreement.
     10. Sections 19 (POST-EMPLOYMENT NON-COMPETITION AGREEMENT) and 20 (ADDITIONAL POST-EMPLOYMENT NON-COMPETITION TERMS) of the Employment Agreement shall terminate and be of no further force or effect.
     11. The severance benefits to which you are or may become entitled pursuant to the Employment Agreement, as amended by this letter agreement, are hereinafter referred to as the “Severance Benefit payments.”
          (a) In the event that any or all of the Severance Benefit payments are treated as excess parachute payments under Internal Revenue Code Section 280G, then your Unreduced and Reduced Net Benefit (each defined below) shall be determined and the Severance Benefit payments shall be adjusted in accordance with subparagraph (d) below.
          (b) For purposes of subparagraph (d) below, the Unreduced Net Benefit shall equal the Severance Benefit payments (plus the amount of any other payment to you classified as a parachute payment under the provisions of Code Section 280G), less the amount of federal, state and local income and other taxes (including the excise tax under Code Section 4999) payable with respect to such benefits. For these purposes, the federal, state, local and any other taxes shall be calculated at the maximum marginal income tax rates applicable to you for each year in which the foregoing amounts shall be paid.

          (c) For purposes of subparagraph (d) below, the Reduced Net Benefit shall equal the amount determined under the principles of subparagraph (b) above, but with the Severance Benefit payments first reduced by an amount such that the present value of all payments and benefits that you receive or are entitled to receive from the Company that would constitute “parachute payments” within the meaning of Code Section 280G does not exceed 2.99 times your “base amount,” as defined under Code Section 280G. For purposes of calculating the aggregate present value of such parachute payments, the requirements of Code Section 280G shall be followed.
          (d) If your Reduced Net Benefit is greater than the Unreduced Net Benefit, then the amount of the Severance Benefit payments shall be reduced to an aggregate present value amount that does not subject any of the payments to the excise tax under Code Section 4999.
          (e) An independent accounting firm shall perform any and all calculations required under Code Section 280G, and shall determine your Reduced and Unreduced Net Benefit. Such determination shall be made within 10 business days of the date severance benefits become due pursuant to the Employment Agreement, as amended by this letter agreement. In the event a reduction of the Severance Benefit payments is to be made pursuant to subparagraph (d) above, you shall have discretion (in conjunction with the Company) to determine which and how much of the Severance Benefit payments shall be eliminated or reduced consistent with the requirements of this letter agreement and the Employment Agreement. Such decision shall be made no later than 5 business days following the determination by the independent accounting firm of your Reduced and Unreduced Net Benefit.
All compensation payable pursuant to this letter agreement and the Employment Agreement will be subject to withholding and other applicable taxes. Except as otherwise expressly modified pursuant to this letter agreement, the Employment Agreement will continue in full force and effect in accordance with its terms.
     The provisions included in Sections 23 and 24 of the Employment Agreement are incorporated by reference and made a part of in this letter agreement.
     If the foregoing correctly sets forth our agreement and understanding, please execute the enclosed counterpart of this letter agreement and return the executed counterpart to the Company.

HOME DIAGNOSTICS, INC.

/s/ Peter Ferola
By: Peter Ferola

Its: General Counsel
Agreed and accepted this
February 2, 2010:
/s/ Joseph H. Capper
Joseph H. Capper

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